Exhibit 99.2

Trinity Industries, Inc.
Second Quarter Results Conference Call
August 4, 2005

Chas Michel:

Thank you Brian

A.	Good morning from Dallas, Texas and Welcome to the Trinity Industries’ Second Quarter Results Conference Call. I’m Chas Michel, Vice President, Controller & Chief Accounting Officer for Trinity. Thank you for being with us today.

1.	Joining me today on the call are:

a.	Tim Wallace, Chairman, President and Chief Executive Officer; Bill McWhirter, Vice President and Chief Financial Officer; and Steve Menzies, President of Trinity Industries Leasing Company

b.	Also in the room will be Jim Ivy and Neil Shoop

2.	A replay of this conference call will be available starting one hour after the conference call ends today through midnight on Thursday, August 11th.

3.	The replay number is area code (402) 220-7330.

B.	I would also like to welcome our audio web cast listeners today. Replay of this broadcast will also be available on our website located at www.trin.net.

1.	In a moment, in addition to me, you will hear from Tim Wallace, Steve Menzies and Bill McWhirter. Following that, we’ll move to the Q&A session.

C.	Before we get started, let me remind you that:

“Today’s conference call contains forward looking statements as defined by the Private Securities Litigation Reform Act of 1995 and includes statements as to expectations, intentions and predictions of future financial performance. Statements that are not historical facts are forward looking. Participants are directed to Trinity’s Form 10-K and other SEC filings for a description of certain of the business issues and risks, a change in any of which could cause actual results or outcomes to differ materially from those expressed in the forward looking statements.

D.	Now let me address our current debt position

At June 30, our borrowings at the corporate level were the 300 million dollars of senior notes and 8.7 million dollars of other indebtedness. The Leasing Company’s debt included the 130.1 million dollars of Equipment Trust Certificates and 167.5 million dollars outstanding under our 300 million dollar railcar leasing warehouse facility, which matures in August of this year. We are currently working to renew this warehouse facility and expect it to be renewed.

At June 30, our debt to total capital ratio was 35.5 percent, up slightly from the comparable amount at December 31, 2004 principally due to lease fleet expansion.

At June 30, our cash position was 93.1 million dollars.

E. Now, here’s Tim Wallace

Tim
Steve
Bill

F.	Thanks, Bill. Now our operator will prepare us for the Q & A session.

Q & A Session

Brian, thank you for your help today.

1.	This concludes today’s conference call.

2.	Remember, a replay of this call will be available starting one hour after this call ends today through midnight, Thursday, August 11th.

3.	The access number is area code (402) 220-7330.

4.	Also, this replay will be available on our website located at www.trin.net.

5.	We look forward to visiting with you again on our next conference call.

6.	Thank you for joining us this morning.